Exhibit 4.4.4

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

REGISTERED	REGISTERED

[FACE OF NOTE]

The Kansas City Southern Railway Company

3.85% Senior Notes due 2023

CUSIP [                    ]

ISIN [                    ]

No.	$200,000,000

The Kansas City Southern Railway Company, a Missouri corporation (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of TWO HUNDRED MILLION DOLLARS or such greater or lesser amount set forth on the Schedule of Exchange of Interests in the Global Note attached hereto on November 15, 2023.

Interest Payment Dates: May 15 and November 15.

Regular Record Dates: May 1 and November 1.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date: , 2014	The Kansas City Southern Railway Company

By:
Name:
Title:

By:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the 3.85% Senior Notes described in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

The Kansas City Southern Railway Company

3.85% Senior Notes

1.	Principal and Interest.

The Issuer will pay the principal of this Note on November 15, 2023.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date at the rate of 3.85% per annum.

Interest will be payable semiannually (to the holders of record of the Notes at the close of business on May 1 or November 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing May 15, 2014.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from October 29, 2013; provided that, if there is no existing default in the payment of interest and this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Issuer shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the rate per annum borne by the Notes to the extent lawful and in accordance with the terms of the Indenture.

2.	Method of Payment.

The Issuer will pay principal as provided above and interest (except defaulted interest) on the principal amount of the Notes as provided above on each Interest Payment Date to the persons who are Holders (as reflected in the Note Register at the close of business on May 1 and November 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Issuer will not make payment to the Holder unless this Note is surrendered to a Paying Agent.

The Issuer will pay principal, premium, if any, and, as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Issuer may pay principal, premium, if any, and interest by its check payable in such money. The Issuer may mail an interest check to a Holder’s registered address (as reflected in the Note Register). If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.	Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent in New York and Registrar. The Issuer may appoint or change any authenticating agent, Paying Agent or Registrar without notice. The Issuer, any Subsidiary or any Affiliate of any of them may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Issuer issued the Notes under an Indenture dated as of October 29, 2013 (the “Indenture”), among the Issuer, the guarantors party thereto and the U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), transfer agent, principal paying agent (in such capacity, the “Paying Agent”) and registrar (in such capacity, the “Registrar”). Capitalized terms herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control. The Notes are general unsecured obligations of the Issuer.

5.	Optional Redemption.

Prior to August 15, 2023, the Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at then-current Treasury Rate, plus 20 basis points, plus accrued interest to but excluding the Redemption Date.

On or after August 15, 2023, the Notes will be redeemable in whole or in part at any time and from time to time, at the Issuer’s option, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus accrued interest to but excluding the Redemption Date.

6.	Partial Redemption.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Notes of $2,000 in principal amount or less shall be redeemed in part.

7.	Notice of Redemption.

Notice of any redemption pursuant to Section 5 hereof will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at his or her last address as it appears in the Note Register. Notes in original denominations larger than $2,000 may be redeemed in part. On and after the Redemption Date, interest ceases to accrue and the principal amount shall remain constant (using the principal amount as of the Redemption Date) on Notes or portions of Notes called for redemption, unless the Issuer defaults in the payment of the Redemption Price.

8.	Repurchase upon Change of Control Repurchase Event.

Upon the occurrence of any Change of Control Repurchase Event, each Holder shall have the right to require the repurchase of its Notes by the Issuer in cash pursuant to the offer described in the Indenture at a purchase price equal to 101% of the principal amount thereof on the date of repurchase plus accrued interest, if any, to, but excluding, the date of repurchase.

A notice of such Change of Control Repurchase Event will be mailed within 30 days after any Change of Control Repurchase Event occurs or, at the Issuer’s option, prior to the Change of Control, but after public announcement of such Change of Control, to each Holder of the Notes with a copy to the Trustee. Notes in original denominations larger than $2,000 may be sold to the Issuer in part. On and after the Change of Control Payment Date, interest ceases to accrue on Notes or portions of Notes surrendered for purchase by the Issuer, unless the Issuer defaults in the payment of the repurchase price.

9.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer or exchange of any Notes selected for redemption. Also, it need not register the transfer or exchange of any Notes for a period of 15 days before a selection of Notes to be redeemed is made.

10.	Persons Deemed Owners.

A Holder shall be treated as the owner of a Note for all purposes.

11.	Unclaimed Money.

If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee and the Paying Agent will pay the money back to the Issuer at its request. After that, Holders entitled to the money must look to the Issuer for payment, unless an abandoned property law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

12.	Discharge Prior to Redemption or Maturity.

The Issuer’s and the Guarantors’ obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of U.S. dollars or Government Securities sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

13.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes and the Note Guarantees to, among other things, cure any ambiguity, omission, mistake, defect or inconsistency and make any change that does not adversely affect the legal rights of any Holder.

14.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Issuer and the Guarantors, among other things, to create or permit any lien or merge, consolidate or transfer substantially all of their assets. Within 90 days after the end of each fiscal year, the Issuer must report to the Trustee on compliance with such limitations.

15.	Successor Persons.

When a successor person or other entity assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor person will be released from those obligations.

16.	Defaults and Remedies.

The following events constitute “Events of Default” under the Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 days; (c) the Issuer or a Guarantor defaults in the performance of or breaches any other covenant or agreement of the Issuer or a Guarantor in the Indenture or under this Note (other than a default specified in clause (a) or (b) above), and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Issuer or a Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) the winding-up or liquidation of the affairs of the Issuer or a Guarantor and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (e) the Issuer or a Guarantor (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law; (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer or a Guarantor or for all or substantially all of the property and assets of the Issuer or a Guarantor or (iii) effects any general assignment for the benefit of creditors; or (f) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor or Person acting on behalf of such Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such default continues for a period of 10 days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes.

If an Event of Default occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power.

17.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

18.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes issued under the Indenture or for any claim based on the Indenture or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer or any Guarantor in the Indenture, or in any of the Notes or the Note Guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuer, any Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

19.	Authentication.

This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Note.

20.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to The Kansas City Southern Railway Company, 427 West 12th Street, Kansas City, MO 64105, Attention: Treasurer.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section 4.04 of the Indenture, check the Box:  ☐

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 4.04 of the Indenture, state the amount: $

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $200,000,000. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian